Exhibit 4.2
SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”), dated as of July 3, 2023, among Callon Permian II, LLC, a Delaware limited liability company and subsidiary of Callon Petroleum Company, a Delaware corporation (the “Company,” and such subsidiary, the “Guaranteeing Subsidiary”), the Company and U.S. Bank Trust Company, National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Base Indenture”), dated as of June 7, 2018, as supplemented by the first supplemental indenture, dated as of December 20, 2019 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), providing for the issuance of 6.375% Senior Notes due 2026 (the “Notes”);
WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally Guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and
WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Second Supplemental Indenture.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.
3.    NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder or other owner of any Capital Stock of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.
4.    NEW YORK LAW TO GOVERN. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE.
5.    COUNTERPARTS. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

CALLON PERMIAN II, LLC

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

CALLON PETROLEUM COMPANY

By:	/s/ Joseph C. Gatto, Jr.
Name:	Joseph C. Gatto, Jr.
Title:	President and Chief Executive Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION As Trustee

By:	/s/ Michael K. Herberger
Name:	Michael K. Herberger
Authorized Signatory

[Signature Page to Second Supplemental Indenture]